                                                                     EXHIBIT 3.7

                                    BY-LAWS

                                      OF


                             WILSONS CENTER, INC.

                      __________________________________

                                   ARTICLE I

                                ANNUAL MEETING

     The annual meeting of the stockholders shall be held in the State of New York at such time and place as the Board of Directors shall determine.

                                  ARTICLE II

                                SPECIAL MEETING

     Special meeting of the stockholders may be called by the President or a Vice President, by two members of the Board of Directors, or by holders of 25% or more of the capital stock.

                                  ARTICLE III

                              NOTICE OF MEETINGS

     Notice of every meeting, whether annual or special, shall be in writing signed by an officer of the corporation. Such notice shall state the time when and place where the meeting is to be held, and a copy shall be served, either personally or by mail, upon each stockholder of record entitled to vote at such meeting, not less than ten days before the meeting, unless different notice is required by statute. Except as otherwise required by statute, published or written notice in any case may be waived in writing by the stockholders. In the case of special meetings, written notice of the purposes for which the meeting is called must be given to each stockholder.

                                  ARTICLE IV

                                    QUORUM

     At all stockholders' meetings a quorum shall (save as otherwise provided by statute) consist of a majority of the stock outstanding and entitled to vote in person or by proxy.

                                   ARTICLE V

                             ELECTION OF DIRECTORS

     The number of directors shall be no less than 1 but no more than six. Directors shall be elected at each annual meeting and shall hold office for one year and thereafter until their successors are elected and qualify. Vacancies, however occurring during the year may be filled by a majority of the remaining directors. Directors need not be stockholders.

                                  ARTICLE VI

                             MEETING OF DIRECTORS

     The board shall meet whenever and wherever called together by the President or a Vice President upon notice to each director, which need not exceed two days, and may be held at the office of the corporation, or such other places as the board may from time to time determine. If any member be where he cannot conveniently be notified, except where otherwise required by statute, a meeting held without notice to such member shall be valid, provide h shall thereafter assent in writing to any proceedings of the meeting. On the written request of any director, the Secretary shall call a special meeting of the board. A majority of directors shall constitute a quorum. Whenever the board is authorized to take any action after notice, such notice may be waived, in writing, before or after the holding of the meeting by the directors entitled to such notice.

                                  ARTICLE VII

                             ELECTION OF OFFICERS

     After the election of the directors, the board shall elect a President, one or more Vice Presidents, a Secretary, and a Treasurer, and the directors may from time to time appoint such other officers as they deem necessary to serve at the pleasure of the board. The President and one Vice President shall be elected from their own number. Except as otherwise provided by statute, any two officers may be held by the same person.

                                 ARTICLE VIII

                         POWERS AND DUTIES OF OFFICERS

     The President shall preside at all meetings of the Board of Directors, and shall act as temporary chairman and call to order all meetings of the stockholders. The term of office of all officers shall be until the next election of directors and until their respective successors are chosen and qualified, buy any officer may be removed from office at any time with or without cause by the Board of Directors. Vacancies in the offices shall be filled by the Board of

Directors. The officers of the corporation shall have such powers and duties except as modified by the Board of Directors as generally pertain to their offices respectively, as well as such powers and duties as from time to time shall be conferred by the Board of Directors. The Board of Directors are authorized to select such depositories as they shall deem proper for the funds of the corporation, and all checks and drafts against such deposited funds shall be signed by officers or persons to be specified by the Board of Directors.

                                  ARTICLE IX

                             CERTIFICATES OF STOCK

     Certificates of stock shall be numbered and signed in the order in which they are issued and shall be signed by the President or a Vice President and by the Secretary of an Assistant Secretary, and the seal of the company shall be affixed thereto.

                                   ARTICLE X

                              TRANSFER OF SHARES

     Transfers of shares shall be made only upon the books of the company and only in pursuance of the request of the holder in person, or by the holder of power of attorney duly executed and filed with the Secretary, and this only on the surrender to the Secretary of the certificate or certificates of stock.

                                  ARTICLE XI

                              POWERS OF DIRECTORS

     The Board of Directors shall exercise all of the powers of the corporation, subject to the restrictions imposed by law or by these By-Laws, and they shall have general management and control of the affairs of the corporation. They shall set aside from the earnings such sum or sums as in their discretion may deem advisable for improvements or reserves; they shall declare and pay dividends out of the surplus profits of the corporation at such times as they deem proper, and they shall have power to borrow money, to make and issued notes, bonds and other negotiable and transferable instruments, deeds of trust and trust agreements. Any of the powers of the board in relation to the ordinary business of the company may be delegated to any committee, officer or agent upon such terms as they think fit. All of such powers shall be subject to any statutory requirement of limitation.

                                  ARTICLE XII

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The corporation shall indemnify and save harmless all or any of the officers and directors of the corporation from and against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which any such director or officer by virtue of his office may be made a party, except if such officer or directors is finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duties he shall not be so indemnified and held harmless.

                                 ARTICLE XIII

                                CORPORATE SEAL

     The corporate seal of the corporation shall be in such form as the Board of Directors shall prescribe.

                                  ARTICLE XIV

                                  FISCAL YEAR

     The fiscal year of the corporation shall be the calendar year.

                                  ARTICLE XV

                                  AMENDMENTS

     The directors may make and alter any By-Laws, including any increase or decrease in the number of directors, provided that the Board of Directors shall not make or alter any By-Laws fixing their qualification, classifications or term of office.